Exhibit 10.8

EXECUTION VERSION

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Agreement”) is entered into among Atlantic Power Holdings, Inc. (“Atlantic Holdings” or the “Company”), Atlantic Power Corporation (“Atlantic Power”), and Barry E. Welch (“Executive”).  Atlantic Holdings, Atlantic Power and Executive are collectively referred to herein as the “Parties.”  This Agreement shall be effective as of April 15, 2013 (the “Effective Date”).

WITNESSETH:

WHEREAS, Atlantic Power, a corporation continued under the laws of the Province of British Columbia, Canada, through Atlantic Holdings and other subsidiaries, owns a portfolio of power generation assets in the United States and Canada; and

WHEREAS, Atlantic Holdings, a Delaware corporation, is wholly-owned by Atlantic Power; and

WHEREAS, the Company, Atlantic Power and Executive previously entered into that certain employment agreement dated December 1, 2009 (the “Existing Employment Agreement”); and

WHEREAS the Company, Atlantic Power and Executive desire to amend and restate the Existing Employment Agreement to reflect certain desired changes, on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed between and among the Parties as follows:

1. Employment.

The Company agrees to continue to employ Executive and Executive agrees to continue to serve in the employ of the Company as an executive, as follows:

(a)  Executive agrees to serve as President and Chief Executive Officer (CEO) of the Company during the term of this Agreement.  Executive further agrees to use his best efforts, and apply his skill and experience, to the proper performance of his duties hereunder and to the business and affairs of the Company and its affiliates.  Executive agrees to serve the Company and its affiliates faithfully, diligently and to the best of his ability.

(b)  The principal location from which Executive will serve the Company and its affiliates and perform his duties hereunder shall be Boston, Massachusetts.

2. Term.

The Company hereby agrees to continue to employ the Executive and Executive hereby agrees to continue to serve the Company and its affiliates from the Effective Date until March 31, 2016, unless further extended or sooner terminated as hereinafter provided.

On the first day of the month of January in the year 2014, and on the first day of such month in each succeeding year, the remaining twenty-seven (27) month term of this Employment Agreement shall be automatically extended for one additional year unless, prior to such date, the Company shall have given the Executive, or the Executive shall have given the Company, written notice that the Employment Agreement shall not be extended.

3. Compensation.

(a) Base Salary. During the period of the Executive’s employment hereunder, the Company shall pay to the Executive a minimum base salary at the rate of not less than $700,000 per annum with the same frequency and on the same basis that the Company normally makes salary payments to its other executive personnel. This minimum base salary may be increased from time to time in accordance with normal business practices of the Company (the minimum base salary as increased from time to time, the “Base Salary”). If such increases take place, the Company shall not thereafter decrease the Executive’s Base Salary without the Executive’s consent during the term of this Agreement.

(b)  Annual Bonus.  During the employment period, in addition to the Base Salary, for each calendar performance year of the Company ending during the employment period, Executive shall be afforded the opportunity to receive an annual bonus (the “Annual Bonus”) based on the an evaluation of Executive’s performance by the Atlantic Power Board of Directors (the “Board”) under the short term incentive program adopted by the Board from time to time; provided that such program may not be altered to the material detriment of the Executive without his consent.  Annual Bonus earned shall be paid in cash after the end of the calendar year to which it relates, at the same time and under the same terms and conditions as historically paid to Executive.

As used in this Agreement, “Total Annual Compensation” shall mean the sum of Base Salary, Annual Bonus (calculated as above) and the Company’s most recent 401(k) matching contribution contributed on Executive’s behalf.

(c)  Long Term Incentive Plan.  Executive shall participate in the Company’s Fifth Amended and Restated Long Term Incentive Plan (“LTIP”) as it may be amended by the Board from time to time; provided that the LTIP may not be altered to the material detriment of the Executive without his consent.

(d) Expenses. The Executive shall be entitled to receive a prompt reimbursement of all reasonable business expenses incurred by the Executive in performing his services hereunder including expenses related to travel and other business expenses while away from home on business. Such expenses shall be reimbursed and accounted for in accordance with the policies and procedures presently established by Atlantic Holdings.

(e) Other Benefits. The Company shall maintain and the Executive shall be entitled to participate in all of the Company’s employee benefit plans and arrangements in effect on the date hereof including, without limitation, all pension and retirement plans, life insurance, health, accident, medical and disability insurance, and the Company’s holiday and vacation plans, provided, however, that such plans and arrangements shall be no less favourable to Executive, taken as a whole, than those previously provided to Executive by Atlantic Management. The Company may make changes in any such arrangements provided that such changes are made pursuant to a program which is applicable to all officers of the company and which changes do not result in a proportionately greater reduction in the rights and benefits to the Executive as compared with any other officers, provided that the Executive shall be entitled to a minimum of four (4) weeks paid vacation during each calendar year in addition to all normal and customary holidays observed by the Company and provided further that such plans and arrangements shall be no less favourable to Executive, taken as a whole, than those previously provided to Executive by Atlantic Management. The Company also shall ensure and take all measure necessary to provide that Executive encounters or suffers no gap in any insurance coverages and other benefits as a result of the termination of his employment by the Company and his employment hereunder and that all coverages and benefits are continuous through and after such transition.

The Executive shall also be entitled to participate or receive benefits under any future employee benefit plan or arrangement that the Company establishes for its key executives consistent with the general terms of any such future benefits plans.

(f) Bonus Calculation. Whenever the Company is required to make payments to the Executive under this Section or Sections 4 and 7 below, if such payments include bonus payments for a period or periods of time which have not yet occurred, Executive will be paid his Annual Bonus at no less than 100% of the average amount of such Annual Bonus paid to Executive in the preceding two years.

4. Compensation Upon Death Or Disability.

In the event Executive shall, by reason of illness or incapacity, be unable to fulfill his obligations on behalf of the Company for a period of 90 consecutive days, the Company’s long term disability group coverage for Executive will pay up to 60% of his Base Salary, subject to its terms and conditions. The Company will provide term life insurance coverage for a total of twice Executive’s annual salary.

5. Indemnification.

The Company and Atlantic Power shall each indemnify and hold harmless Executive to the fullest extent permitted under the laws of the State of Delaware (to the same extent that a corporation organized under the laws of the State of Delaware could indemnify an officer or employee), in the case of the Company, and to the fullest extent permitted under the Business Corporations Act (British Columbia), in the case of Atlantic Power, in each case with respect to any and all costs, charges and expenses (including, without limitation, expenses of investigations, judicial or administrative proceedings or appeals, and attorney’s fees and disbursements), judgments, fines and amounts paid in settlement (collectively, “Claims”) incurred, awarded, suffered or otherwise arising in connection with any threatened, pending or completed action, suit or proceeding, whether brought by or in the right of the Company and/or Atlantic Power or otherwise and whether of a civil, criminal, administrative or investigative nature, in which Executive may be or may have been involved as a party, witness or otherwise, by reason of the fact that Executive is or was a director, officer and/or employee of the Company or any parent, subsidiary or affiliate of the Company, by reason of any action taken by him or of any inaction on his part while acting as such a director, officer and/or employee, or by reason of the fact that he is or was serving as the request of the Company as a director, partner, trustee, officer, employee or agent of another corporation, domestic or foreign, non-profit or for-profit, partnership, joint venture, trust or other enterprise; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement, unless such Claims arise principally and directly from the fraud, willful default or gross negligence of Executive. All indemnification required under this paragraph shall be paid by the Company and/or Atlantic Power, as applicable, in advance of the final disposition of such matter, provided, however, that such payment in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Executive to repay all amounts so advanced in the event that it shall ultimately be determined that under the laws of the State of Delaware (in the case of the Company) or the Business Corporations Act (British Columbia) (in the case of Atlantic Power) the Executive would not be entitled to be indemnified by the Company and/or Atlantic Power, as applicable, as authorized in this Agreement.

6. Termination.

The Executive’s employment may be terminated only under the following conditions:

(a) By Executive. The Executive may voluntarily resign his employment, and thereby terminate this Agreement upon ninety (90) days prior written notice to the Company and the Atlantic Power Board.

(b) By Executive. The Executive may terminate his employment hereunder if, within ninety (90) days preceding and one year following a “change in control”, as defined below:

(i) the Executive is assigned any duties inconsistent in any material respect with the Executive’s current position of employment (including status, offices, titles and reporting relationships), authority, duties or responsibilities, or any other action that when taken as a whole results in a diminution in the Executive’s position, authority, duties or responsibilities, excluding for this purpose any isolated, immaterial and inadvertent action not taken in bad faith and which is remedied within seven business days after receipt of notice thereof given by the Executive;

(ii) the Executive’s base salary is reduced in any material respect without the consent of the Executive, or the Company or, in the case of the LTIP, Atlantic Power, fails to continue in effect any material benefit or compensation plan (including annual cash bonus or LTIP), life insurance plan, health and accident plan or disability plan in existence as of the date of this Agreement (or a replacement or substitute plan providing the Executive with substantially similar benefits) in which the Executive is participating or materially reduces the Executive’s benefits under any of such plans (or replacement or substitute plans);

(iii) the Executive is required to be based at any location more than 35 miles from Boston, Massachusetts except for requirements of travel in the ordinary course of the Executive’s duties; or

(iv) there is a failure by the Company or Atlantic Power to comply with any material provisions of this Agreement and such failure has continued for a period of thirty (30) days after notice of such failure has been given by the Executive to the Company and the Atlantic Power Board.

For purposes of this Agreement, a “change in control” means the occurrence of any of the following events:

(i)                                     the sale, lease or transfer to any person or group, in one or a series of related transactions, of the assets of Atlantic Power or Atlantic Holdings which assets generated more than 50 % of Atlantic Holding’s Cash Flow in a 12- month period ended on the last day of the most recent fiscal quarter to any person or group;

(ii)                                  the adoption of a plan related to the liquidation or dissolution of Atlantic Power or Atlantic Holdings;

(iii)                               the acquisition by any person or group of a direct or indirect interest in more than 50% of: (A) the common shares of Atlantic Power or the common membership interests of Atlantic Holdings; or (B) the voting power of Atlantic Power or Atlantic Holdings; by way of purchase, merger, or consolidation or otherwise (other than a creation of a holding company that does not involve a change in the beneficial ownership of the Company as a result of such transaction);

(iv)                              the merger or consolidation of Atlantic Power or Atlantic Holdings with or into another person or the merger of another person into Atlantic Power or Atlantic Holdings with the effect that immediately after such transaction the shareholders of Atlantic Power or the holders of common membership interests of Atlantic Holdings immediately prior to such transaction hold, directly or indirectly, less than 50% of the voting control over the person surviving such merger or consolidation, in each case other than the creation of a holding company that does not involve a change in the beneficial ownership of Atlantic Power or Atlantic Holdings as a result as such transaction; or

(v)                                 Atlantic Power or Atlantic Holdings or any of their shareholders or members enters into any agreement providing for any of the foregoing, or the date which is 90 days prior to a definitive announcement by the Company or Atlantic Power of any of the foregoing, whichever is earlier, and the transaction contemplated thereby is ultimately consummated.

(c) By the Company. The Company may terminate Executive’s employment immediately for Cause. As used herein, “Cause” is a termination by reason of the Company’s good faith determination that the Executive (i) engaged in willful misconduct in the performance of his duties, (ii) breached a fiduciary duty to the Company for personal profit to himself, (iii) after determination by a court of competent jurisdiction, wilfully violated any law, rule or regulation of a governmental authority with jurisdiction over the Executive or the Company at the time and place of such violation (other than traffic violation or similar offenses) or any final cease and desist order of a court or other tribunal of competent jurisdiction, or (iv) materially and willfully breached this Agreement. No act, or failure to act, on the Executive’s part shall be considered “wilful” unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that this action or failure to act was in the best interest of the Company.

(d) By the Company. The Company may terminate Executive’s employment upon ninety (90) days prior written notice to Executive in the event that the Company (as determined by a majority vote of the Atlantic Power Board) has determined that the Executive’s performance is unsatisfactory with respect to his execution of the annually approved Goals & Objectives, and Strategy; provided that the Company may not be permitted to terminate Executive pursuant to this Section 6(d) during any period that is 90 days preceding or one year following a “change of control” as defined in Section 6(b).

7. Compensation Upon Termination.

(a) If (i) the Executive shall terminate his employment hereunder as provided in Section 6(b) hereof, (ii) the Company shall terminate the Executive’s employment pursuant to Section 6(d) hereof, or (iii) the Company terminates Executive’s employment for any other reason other than as specified in Section 6(c) or 7(b), subject to the Company’s receipt of an executed and irrevocable general release from the Executive within 30 days following the date of termination substantially in a form to be mutually agreed between the Board and the Executive as soon as reasonably practicable following the date hereof and to be attached hereto as Exhibit B (other than in respect of the amounts in Section 7(a)(A)), Executive shall be entitled to the following:

(A) to the extent not yet paid, the Executive’s Base Salary through the date of termination of employment;

(B) an amount in cash in a single lump sum equal to three years’ worth of Total Annual Compensation under this Agreement (the value of which shall reflect three times the average Total Annual Compensation during the preceding two years), which shall be paid to Executive on the thirtieth day following his termination of employment;

(C) all employee benefits including, without limitation, all pension and retirement plans, life insurance, health, accident, medical and disability insurances, for a period of 2 years following termination of employment, provided, however, that if for any reason any such benefits cannot be provided through the Company’s group or other plans, and the Company is unable to provide equivalent benefits within 14 days of termination of employment, the Company shall reimburse the Executive for his reasonable cost of obtaining equivalent benefits, such payment to be made within 15 days of his submission of documentation establishing such cost;

(D)  immediate acceleration of vesting of all awards previously made under the LTIP that have not yet vested on the thirtieth day following his termination of employment; and

(E) outplacement services at the Company’s cost, customary for executives at his level (including, without limitation, office space and telephone support services) provided by a qualified and experienced third party provider acceptable to Executive, for a period of 12 months following termination of employment with a cost capped at $25,000.

(b) If the Executive’s employment is terminated (i) by the Company as provided in Section 6(c) hereof, or (ii) by Executive as provided in Section 6(a) hereof, Executive shall be entitled to the following:

(A) to the extent not yet paid, the Executive’s Base Salary through the date of termination of employment;

(B) any and all vested benefits under any incentive compensation or other plan of the Company in accordance with the terms and conditions of such plan.

(c) Not later than 30 days following the date of this Agreement, the Company will establish for the benefit of the Executive and on his behalf a “rabbi trust” within the meaning of, and containing terms and provisions substantially similar to those approved by, Internal Revenue Service Rev. Proc. 92-64, 1992-2 C.B. 422 (the “Rabbi Trust”). Within 10 days following the earlier of (1) a change of control and (2) the Company being required to pay compensation pursuant to the terms of Section 7(a)(B) above, the Company will deposit with the Rabbi Trust of the Executive cash in an amount equal to the aggregate dollar amount of the cash payable under Section 7(a)(B). Provided, however, that such funding shall not be required if the funding would cause the assets to be included in the Executive’s income at the time of funding under Internal Revenue Code Section 409A. The Company will pay all expenses associated with the establishment, maintenance and operation of the rabbi trust, including without limitation reasonable trustee and attorneys’ fees, as they accrue.

If the Executive’s employment is terminated because of any breach of this Agreement by the Company, the Executive shall also be entitled to any other damages which he may sustain as a result of such breach including damages for loss of benefits under any of the Company’s benefit, incentive compensation, or other plans that the Executive would have received had his employment continued for the full term provided for in this Agreement.

If Executive’s employment shall terminate because of Executive’s retirement at the age of sixty-two (62), or thereafter, then any unvested portion of LTIP held by Executive shall continue to vest in accordance with the LTIP in effect at the date of retirement.

If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the breach, validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive’s legal expenses (or cause such expenses to be paid) including, without limitation, his reasonable attorney’s fees, on a quarterly basis, upon presentation of proof of such expenses, provided that the Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if a court of competent jurisdiction shall find that the Executive did not have a good faith and reasonable basis to believe that he would prevail as to at least one material issue presented to the court.

The Executive shall not be required to mitigate the amount of any payment under this Agreement by seeking other reemployment or otherwise.

8. Confidentiality.

The Executive hereby agrees that, unless the written consent of the managers of Atlantic Holdings and the Atlantic Power Board is obtained, the Executive will not at any time use, or disclose or make available to any individual, corporation, limited partnership, general partnership, joint stock company, limited liability corporation, joint venture, association, company, trust, bank, trust company, pension fund, business trust or other organization, whether or not legal entities and governments and agencies and political subdivisions thereof (each a “Person”), any information (herein “Confidential Information”) concerning the business of Atlantic Holdings and Atlantic Power, consisting primarily of the direct and indirect ownership, management, operation and leasing of assets and property in connection with the generation, transmission, distribution, purchase and sale of electricity and thermal energy, together with investments and other direct or indirect rights in Persons involved in such business and all activities ancillary or incidental to any of the foregoing (collectively, the “Business”) acquired in connection with the performance of the services by the Executive hereunder.

Executive acknowledges and agrees that all memoranda, notes, records and other documents made or compiled by Executive or made available to Executive as an employee of the Company concerning Atlantic Power or Atlantic Holdings shall be the Company’s exclusive property and shall be delivered by Executive to the Company upon expiration or termination of this Agreement or at any other time upon the written request of the Company.

Notwithstanding the foregoing, Executive may make use of, reveal or disclose Confidential Information:

(a) as may be expressly permitted by, or necessary for the performance of, Executive’s obligations under this Agreement;

(b) where it is already in the public domain when disclosed to the Executive or becomes, after having been disclosed to the Executive, generally available to the public through publication or otherwise unless the publication or other disclosure was made directly or indirectly by the Executive in breach of this Agreement;

(c) as required in order to comply with applicable laws, the orders or directions of any governmental authority, the requirements of any stock exchange or clearing house, or the requirements of any other regulatory authority having jurisdiction, including compliance with the disclosure obligations of the Executive;

(d) where it was made available to the Executive on a non-confidential basis from a third party source, or where such information can be demonstrated by the Executive to have come into its possession independently of anything done by the Executive under or pursuant to this Agreement;

(e) as necessary in connection with any dispute resolution or any litigation commenced in respect of this Agreement.

The provisions of this Section 8 shall survive the expiration or termination of this Agreement or any part thereof, without regard to the reason therefore, but shall expire and be at an end on the second anniversary of the termination of the Executive’s employment hereunder.

Executive hereby acknowledges that the services to be rendered by him are of a special, unique and extraordinary character and, in connection with such services, he will have access to confidential information concerning the business of Atlantic Power and Atlantic Holdings. By reason of this, Executive consents and agrees that if he violates any of the provisions of this Agreement with respect to confidentiality, the Company and Atlantic Power would sustain irreparable harm and, therefore, in addition to any other remedies which the Company and Atlantic Power may have under this Agreement or otherwise, the Company and Atlantic Holdings will each be entitled to seek an injunction restraining Executive from committing or continuing any such violation.

9. Non-Competition and Non-Solicitation.

(a) Non-Compete. The Executive agrees that during the term of this Agreement, and for a period of (i) one year following termination of his employment as set forth in Section 7(a)(i) or (ii) hereof or (ii) one month following termination of his employment as set forth in Section 7(b) hereof; Executive will not be employed (i) by any public company whose primary business is investment in independent power projects in the United States or Canada if termination occurs in connection with scenarios referenced in Section 7(a)(i) or 7(b), or (ii) by any public or private company, whose primary business is investment in independent power projects in the United States or Canada if the termination occurs in connection with scenarios referenced in Section 7(a)(ii).

The Executive hereby agrees that all restrictions in this clause are reasonable, valid and do not go beyond what is necessary to protect the interests of the Company and Atlantic Power. The provisions of this clause are only intended to safeguard against the Executive participating in certain competitive endeavors against the Company and Atlantic Power relative to the business above and not from engaging in subsequent businesses which do not meet the description in the preceding paragraph.

(b) Non-Solicitation. The Executive agrees that for two years after the date of termination of employment, he will not attempt, directly or indirectly, to induce any employee of the Company or its affiliates to be employed elsewhere or otherwise to cease providing services to the Company or its affiliates.

10. Deduction and Withholding.

Executive agrees that the Company shall withhold from any and all payments required to be made to Executive in accordance with this Agreement all federal, state, local and other taxes that the Company or any such affiliates determine are required to be withheld in accordance with applicable statutes and regulations from time to time in effect.

11. Compliance with Code Section 409A.

This Agreement is intended to comply with the requirements of Internal Revenue Code Section 409A, or any applicable exemptions from Code Section 409A, as the case may be. Despite any contrary provision of this Agreement:

(a) Any payments that qualify for the “short-term deferral” exception or another exception under Code Section 409A will be paid under such exception.

(b) All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. Executive may in no event, directly or indirectly, designate the calendar year of any payment under this Agreement.

(c) Any reference to termination of employment or Executive’s date of termination shall mean and refer to the date of Executive’s “separation from service,” as that term is defined in Treas. Reg. Section 1.409A-1(h).

(d) All reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. For clarity, the parties agree that the restriction under (B) above does not apply to outplacement services provided under Section7(a)(E).

(e) If Executive is a “specified employee” for purposes of Code Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination), (A) any payment that constitutes nonqualified deferred compensation within the meaning of Code Section 409A that is otherwise due to Executive under this Agreement during the six-month period following his separation from service (as determined in accordance with Code Section 409A) will be accumulated and paid to Executive on the first business day of the seventh month following separation from service (the “Delayed Payment Date”) and (B) in the event any equity compensation awards that vest upon termination of employment constitute nonqualified deferred compensation within the meaning of Code Section 409A, the delivery of shares of common stock (or cash) as applicable in settlement of such awards shall be made on the earliest permissible payment date (including the Delayed Payment Date) or event under Code Section 409A on which the shares (or cash) would otherwise be delivered or paid. Executive will be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Code Section 1274(d) for the month in which separation from service occurs. If the case of death during the postponement period, the amounts and entitlements delayed on account of Code Section 409A will be paid to Executive’s personal representative on the first to occur of the Delayed Payment Date or 30 days after death. For the avoidance of doubt, it is intended that this provision apply only to amounts payable under this Agreement that are subject to regulation under Code Section 409A and will not be interpreted or applied so as to delay or otherwise defer any the payment of any amount that qualifies as a “short-term deferral” (within the meaning of Treas. Reg. Section 1.409A-1(b)(4)) or “separation pay” (within the meaning of Treas. Reg. Section 1.409A-1(b)(9)(3).

(f) For purposes of the limitations on nonqualified deferred compensation under Code Section, each payment of compensation under this Agreement will be treated as a separate payment of compensation for purposes of applying the Code Section 409A deferral election rules and the exclusion under Code Section 409A for certain short-term deferral amounts.

(g) Within the time period permitted by the applicable Code Section 409A or other applicable guidance, the Parties may by mutual written agreement modify the Agreement in order to cause the provisions of the

Agreement to comply with the requirements of Code Section 409A, so as to avoid the imposition of taxes and penalties.

12. Assignability, Binding Effect.

The rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors, and legal representatives of Executive, and shall inure to the benefit and be binding upon the Company and its successors (including, without limitation, any person, firm, corporation, partnership or entity who succeeds to the business of the Company), but neither this Agreement nor the rights or obligations of Executive hereunder may be assigned, pledged, hypothecated or otherwise transferred by Executive to another, person, firm corporation or entity without the prior written consent of the Company, nor may the obligations of Executive hereunder be delegated to any person, firm, corporation or entity.

13. Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, prepaid and return receipt requested, to the other parties hereto at his or their mailing address as set forth on the signature page of this Agreement, and in the case of Atlantic Power, marked to the attention of the Chairman of the Board of Atlantic Power. Any party may change the address to which such communications hereunder shall be sent by sending notice of such change to the other parties as herein provided.

14. Severability.

If any provision of this Agreement of any part hereof is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all conditions and provisions of this Agreement which can be given effect without such invalid, unlawful or unenforceable provision shall, nevertheless, remain in full force and effect.

15. Warranty.

Executive warrants and represents that he is not and will not become a party to any agreement, contract, arrangement or understanding, whether of employment or otherwise, that would in any way restrict or prohibit him from undertaking or performing his duties in accordance with this Agreement.

16. Authority.

By execution of this Agreement, (a) Atlantic Power represents that this Agreement has been reviewed and adopted by a resolution approved by a majority of the members of the Board of Directors of Atlantic Power, (b) Atlantic Holdings represents that this Agreement has been reviewed and approved by its Board of Managers; and (c) Executive represents that he has reviewed this Agreement, had the opportunity to consult with counsel and other advisors and is voluntarily entering into and executing this Agreement.

17. Complete Understanding; Prior Agreements.

This Agreement constitutes the complete understanding among the Parties with respect to the undertaking of the Executive hereunder, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. Unless otherwise specifically referred to herein, this Agreement shall, from and after the Effective Date, supersede, in all respects, all previous agreements in regard to employment between Executive and the Company, and Executive shall, as of the Effective Date, unless otherwise specifically referred to herein, have no rights under such agreements all of which are merged herein and shall be governed hereby. Notwithstanding the aforesaid, nothing herein shall abrogate or diminish any right of Executive to earned compensation, to benefits or to indemnification under his employment agreement with Atlantic Management for his service through the termination of such agreement, to the extent not already paid or provided. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the Parties hereto.

18. Governing Law.

This Employment Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts. The Courts of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts, shall have exclusive jurisdiction over any dispute relating to this Agreement.

19. Recoupment.

Executive agrees that Executive shall be subject to a financial restatement and clawback policy attached hereto as Exhibit A.

20. Warranty / Certification of Authority.

Each of the undersigned hereby personally warrants that he has the full authority to execute and enter into this Agreement and has obtained all consents, approvals and authorities of any person, committee or entity necessary to make this Agreement binding and fully enforceable against the party for which he signs.

This Agreement shall not become effective until the Secretary of Atlantic Holdings and the Secretary of Atlantic Power each has delivered to the Executive a duly signed certificate certifying that this Agreement and all of its terms have been duly approved by the Board of Directors of their respective companies.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day of the year first written above.

/s/ Renée Viens	/s/ Barry Welch
Witness	BARRY WELCH

ATLANTIC POWER HOLDINGS, INC.

	By:	/s/ Terrence Ronan
Name: Terrence Ronan
Title: Chief Financial Officer

ATLANTIC POWER CORPORATION

	By:	/s/ Irving Gerstein
Name: Irving Gerstein
Title: Director

EXHIBIT A

Financial Restatement and Clawback Policy

Recoupment Upon Restatement or Misstatement of Financial Results: If, in the opinion of the independent directors of the Board,  due in whole or in part to intentional fraud or misconduct by one or more of the Company’s Chief Executive Officer and President, Executive Vice President—Chief Operating Officer, Executive Vice President—Chief Financial Officer and Executive Vice President—Commercial Development, either the Company’s financial results are restated (the “Restatement”) or the Company’s financial results are found to be inaccurate in a manner that materially affects the calculation of compensation for such officers but does not give rise to a Restatement (the “Inaccuracy”), the independent directors have the discretion to use their best efforts to remedy the fraud or misconduct and prevent its recurrence. The Company’s independent directors may, based upon the facts and circumstances surrounding the Restatement or Inaccuracy, direct that the Company recover all or a portion of any bonus or incentive compensation paid, or cancel all, or part of, the stock-based awards granted, to an executive officer that is related to the Restatement or Inaccuracy, as further described in the next paragraph. In addition, the independent directors may also seek to recoup any gains realized with respect to equity-based awards, including stock awards granted under the Company’s Long Term Incentive Plan (“LTIP”),  or other incentive payments made or required to be made by the Company under any discretionary, non-discretionary, targeted or other compensation plan of the Company the awarding of which was related to the Restatement or the Inaccuracy, regardless of when issued or required to be issued at a future date.  Notwithstanding the foregoing, in the event of an Inaccuracy, any amount recovered, cancelled or recouped will not exceed the amount by which the compensation based on the inaccurate financial results exceeded the compensation calculated under the accurate financial results.

The remedies that may be sought by the independent directors are subject to a number of conditions, including that: (1) the bonus or incentive compensation to be recouped was based on the achievement of objective financial or other similar criteria or factors as provided for in the executive officer’s employment agreement and was calculated based upon the financial results that were restated or found to be inaccurate, (2) the executive officer in question engaged in the intentional misconduct, (3) the bonus or incentive compensation calculated or to be calculated under the restated or accurate financial results is less than the amount actually paid or awarded or to be paid or awarded and (4) no remedy, action or proceeding for the recovery of any amount from an executive officer that is provided for in this Policy shall be commenced after a period of three years from the date of such Restatement or Inaccuracy.

In addition, the independent directors may take other disciplinary action, including, without limitation: (1) adjustment of future compensation of the executive officer, (2) termination of the executive officer’s employment, (3) pursuit of any and all remedies available in law and/or equity in any country, and (4) pursuit of such other action as may fit the circumstances of the particular case. The independent directors may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The independent directors’ power to determine the appropriate punishment for the wrongdoers is in addition to, and not in replacement of, remedies imposed by such entities and is in addition to any right of recoupment under Section 304 of the Sarbanes-Oxley Act of 2002, or otherwise required by law or stock exchange requirements.

EXHIBIT B

GENERAL RELEASE AND WAIVER AGREEMENT

1.                                      General Release and Waiver

a.                                      In consideration of the payment of $               [an amount in cash equal to three years worth of Employee’s Total Annual Compensation as provided in Section 7 of Employee’s Amended and  Restated Employment Agreement], and in consideration of other  “Compensation Upon Termination”  described in Section 7 of the Amended and Restated Executive Employment Agreement dated April 15, 2013 (the “Employment Agreement”) among Barry E. Welch (the “Employee”) and Atlantic Power Corporation, a corporation continued under the laws of the Province of British Columbia (“Atlantic Power”), and Atlantic Power Holdings, Inc., a Delaware corporation that is wholly owned by Atlantic Power ( “Atlantic Holdings” or “the Company”), Employee hereby releases, remises, discharges, and acquits Atlantic Power and all of its subsidiaries, affiliates (including the Company), successors, and assigns, and their respective past, present, and future officers, directors, shareholders, members, partners, agents, employees, and attorneys (collectively, the “Released Parties”), jointly and severally, of and from any and all claims, charges, demands, causes of action, obligations, damages, or liabilities or claims under any contract (including the Employment Agreement, except as expressly provided herein), known or unknown (the “Claims”), which the Employee or the Employee’s heirs, successors or assigns have ever had or may now have against any of the Released Parties, arising from, connected with, or related to any event that has happened, developed, or occurred, or any state of facts existing, up to and including the date of the Employee’s execution of this General Release and Waiver Agreement (the “Agreement”).  Without limiting the generality of the foregoing, the Employee specifically releases the Released Parties from all Claims that could have been asserted as a result of Employee’s employment with the Company, separation from employment, or other status with Atlantic Power or the Company, including but not limited to Claims conferred by or arising under any federal, state, local, and/or municipal law, including but not limited to the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, the Older Workers Benefit Protection Act (“OWBPA”), the Massachusetts Fair Employment Practices Act (“MFEPA”), the Massachusetts Equal Rights Law, and the Massachusetts Wage Act, M.G.L.c. 149, §§148 and 150 (including Claims for compensation, salary, wages, bonuses, commission, multiple damages, or attorneys’ fees) and Claims for any form of relief, no matter how denominated, including any claims for injunctive relief, additional compensation, wages, or benefits (including front pay and back pay), compensatory or consequential damages, liquidated or punitive damages, attorneys’ fees, employment, re-employment, or future employment in any capacity, provided however, that this Agreement shall not act to release, and shall not apply to (1) all continuing obligations of the Atlantic Power or its affiliates, including the Company, pursuant to Section 7 (“Compensation Upon Termination”) of the Employment Agreement; (2) all rights in the nature of indemnification and rights to continued coverage under directors’ and officers’ insurance policies (including tail policies) which the Employee may have with respect to claims against the Employee relating to or arising out of his employment with the Atlantic Power or its affiliates (including the Company), including rights under Section 5 of the Employment Agreement (entitled “Indemnification”) and any Indemnity Agreement between Atlantic Power and the Company and the Employee, all of which survive the Employee’s termination of employment ; (3) any vested benefit to which the Employee is entitled under any tax qualified pension plan of Atlantic Power or its affiliates, including the Company; or (4)  COBRA continuation coverage benefits or any other similar benefits required to be provided by statute or the Employment Agreement.

b.                                      The Employee agrees that he will not file or permit to be filed on the Employee’s behalf any Claim against any of the Released Parties involving any matter occurring up to and including the date of the Employee’s execution of this Agreement, except with respect to those obligations, rights, and benefits that are excepted and excluded from the scope of the foregoing release.  Notwithstanding any other provision of this Agreement, this Agreement is not intended to interfere with the Employee’s right to file a charge with the Equal Employment Opportunity Commission or any state human rights commission in connection with any claim he believes he may have against Atlantic Power or its affiliates (including the Company), or to bar or prohibit contact with or participation in any proceeding before a federal or state administrative agency, provided however, that by executing this Agreement, the Employee hereby waives the right to recover monetary damages or personal relief with respect to any such charge or proceeding.  In addition, this Agreement is not intended to interfere with the

Employee’s right to challenge that his waiver of any and all ADEA claims pursuant to this Agreement is a knowing and voluntary waiver, notwithstanding the Employee’s specific representation that he has entered into this Agreement knowingly and voluntarily.

2.                                      Knowing and Voluntary Waiver.

The Employee acknowledges that, by the Employee’s free and voluntary act of signing below, the Employee agrees to all of the terms of this Agreement and intends to be legally bound thereby.

3.                                      OWBPA Compliance.

This Agreement is intended to comply with the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”) with regard to Employee’s waiver of rights under the Age Discrimination in Employment Act of 1967 (“ADEA”).

a.                                      Employee is specifically waiving rights and claims under the ADEA.

b.                                      The waiver of rights under the ADEA does not extend to any rights or claims arising after the date this Agreement is signed by Employee.

c.                                       Employee is receiving consideration in addition to what he would otherwise already be entitled.

d.                                      Employee acknowledges that he has been advised to consult with an attorney before signing this Agreement, and that he has in fact consulted with an attorney regarding this Agreement.

e.                                       Employee acknowledges that he has had a period of twenty-one (21) days to consider his decision to sign this Agreement, and the Employee may execute this Agreement by the date that is twenty — one (21) days after the date of the Employee’s termination of employment, to acknowledge his understanding of and agreement with the terms contained in this Agreement.

f.                                        Employee understands that he may revoke this Agreement in the seven (7) day period following the date on which the Employee signs this Agreement.  Any notice of revocation must be in writing, and submitted to the Vice President of Human Resources of Atlantic Power within the seven (7) day period after Employee’s execution of the Agreement.  This Agreement shall not become effective or enforceable until after this revocation period has expired.  If the Employee exercises his right to revoke during the revocation period, he shall forfeit his rights to the “Compensation Upon Termination” provided by Section 7 of the Employment Agreement.  This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by the Employee, provided it has not been previously revoked by the Employee.

IN WITNESS WHEREOF, the Employee has executed this Agreement as of the date set forth below.

EMPLOYEE	WITNESS

NAME (PRINT)
Date:	NAME (SIGN)
Date:

AGREED, ACCEPTED AND ACKNOWELDGED BY:

ATLANTIC POWER CORPORATION	ATLANTIC HOLDINGS LLC

Name:	Name:
Title:	Title:
Date:	Date: